Exhibit 99.1

Investor Contact: Megan L. McPhail 314-309-6563 Megan.McPhail@SpireEnergy.com Media Contact: Jason Merrill 314-342-3300 Jason.Merrill@SpireEnergy.com

For Immediate Release

Spire reports FY26 first quarter results

ST. LOUIS (Feb. 3, 2026) – Spire Inc. (NYSE: SR) today reported results for its fiscal 2026 first quarter ended December 31. Highlights include:

•
First quarter net income of $95.0 million ($1.54 per diluted share) compared to $81.3 million ($1.34 per share) a year ago
•
First quarter adjusted earnings* of $108.4 million ($1.77 per share) compared to $81.1 million ($1.34 per share) a year ago, an increase of $0.43
•
Affirmed fiscal 2026 adjusted earnings guidance range of $5.25–$5.45
•
Affirmed fiscal 2027 adjusted earnings guidance range of $5.65–$5.85

For fiscal 2026 first quarter, Gas Utility earnings increased reflecting higher earnings at Spire Missouri and Spire Alabama. The segment benefited from new rates across all of the utilities, offset, in part, by lower volumetric margin in Missouri and Alabama and higher depreciation expense. Midstream earnings reflected growth as a result of additional capacity for Spire Storage. Gas Marketing earnings were higher than the prior year due to incremental portfolio optimization.

“Our strong first quarter results underscore the effectiveness of our regulatory strategy and the dedication our team delivers every day,” said Scott Doyle, president and chief executive officer of Spire. “By continuing to modernize our systems, strengthen regulatory engagement and maintain disciplined cost management, we are creating meaningful value for our customers and shareholders. We are confident in our ability to continue delivering sustainable growth while safely and reliably providing affordable service to the customers and communities we serve.”

First Quarter Results	Three Months Ended December 31,
	(Millions)		(Per Diluted Common Share)
	2025	2024	2025	2024
Adjusted Earnings* (Loss) by Segment
Gas Utility	$103.9	$77.8
Gas Marketing	4.5	2.2
Midstream	12.7	12.0
Other	(12.7)	(10.9)
Total	$108.4	$81.1	$1.77	$1.34
Fair value and timing adjustments, pre-tax	(9.2)	0.3	(0.16)	0.01
Acquisition activities, pre-tax	(8.5)	—	(0.14)	—
Income tax effect of adjustments	4.3	(0.1)	0.07	(0.01)
Net Income	$95.0	$81.3	$1.54	$1.34
Weighted Average Diluted Shares Outstanding	59.2	57.9

*Non-GAAP, see “Adjusted Earnings and Reconciliation to GAAP.”

Adjusted earnings exclude from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as impairments and certain regulatory, legislative, or GAAP standard-setting actions.

Gas Utility

Gas Utility fiscal 2026 first quarter adjusted earnings were $103.9 million, an increase from $77.8 million in the prior year, driven by higher earnings at Spire Missouri and Spire Alabama.

Contribution margin was higher by $48.0 million primarily due to new Spire Missouri rates and Infrastructure System Replacement Surcharge (ISRS) revenues in addition to higher margins at Spire Alabama under the Rate Stabilization and Equalization (RSE). These favorable items were partially offset by lower Spire Missouri and Spire Alabama volumetric margin.

After adjusting for the impact of a pension reclass and bad debt expense, operation and maintenance expense was $1.4 million higher than a year ago, reflecting an increase in operating costs, offset, in part, by lower employee-related costs.

Depreciation expense increased $6.7 million from last year, reflecting increased capital investment and an updated amortization schedule as part of Spire Missouri’s new rates. Interest expense increased $1.7 million as a result of higher long-term debt balances, offset, in part, by lower short-term rates.

Gas Marketing

Gas Marketing fiscal 2026 first quarter adjusted earnings were $4.5 million compared to $2.2 million in the prior year. The higher earnings reflect increased optimization of their portfolio year over year.

Midstream

Midstream fiscal 2026 first quarter adjusted earnings were $12.7 million, up from $12.0 million in the year-ago period. The improvement was driven by higher Spire Storage revenue reflecting additional capacity, partially offset by higher depreciation and interest expense.

Other

Spire’s other activities reported an adjusted loss of $12.7 million versus an adjusted loss of $10.9 million in the prior year. The variance in earnings is primarily due to higher corporate costs and interest expense.

Financing Update

During the first fiscal quarter, Spire advanced its financing strategy to support both the Tennessee acquisition and its ongoing capital plan. Acquisition-related financing included the completion of $900 million of Junior Subordinated Notes at Spire Inc. and $825 million of Spire Tennessee Senior Notes issued under a Master Note Purchase Agreement expected to fund at the closing of the acquisition.

In October 2025, Spire Missouri issued $200 million of First Mortgage Bonds, with proceeds used for general corporate purposes.

In January 2026, Spire Inc. issued $200 million of Junior Subordinated Notes and expects to use the proceeds to redeem $250 million of 5.9% Spire Inc. preferred stock.

Guidance and Outlook

Spire continues to expect fiscal 2026 adjusted earnings to be in the range of $5.25–$5.45 per share, which excludes the results of the pending acquisition of the Piedmont Natural Gas Tennessee business. Spire also expects fiscal 2027 adjusted EPS to be in the range of $5.65–$5.85, which reflects a full year of earnings contributions from the Piedmont Natural Gas Tennessee business and excludes earnings from Spire’s natural gas storage facilities due to the expected sale of the assets. Both the acquisition and sale are subject to regulatory approvals. The acquisition is expected to close following standard regulatory review, while any sale of the storage assets also requires final authorization by Spire’s Board of Directors.

Our 10-year $11.2 billion capital investment target through fiscal 2035 is driven by investment in infrastructure and new business in the Gas Utility segment. This plan supports Spire’s long-term adjusted earnings per share growth of 5-7% using the fiscal 2027 adjusted EPS guidance midpoint of $5.75 as a base. Expected total capital expenditures for fiscal 2026 remains $809 million.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2026 first quarter financial results. To access the call, please dial the applicable number approximately 5–10 minutes in advance.

Date and Time:	Tuesday, February 3
10 a.m. CT (11 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The webcast can be accessed at Investors.SpireEnergy.com under Events & Presentations. A replay of the call will be available until February 10, 2026, by dialing 855-669-9658 (U.S. and Canada), or 412-317-0088 (international). The replay access code is 4653742.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us one of the largest publicly traded natural gas companies in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing and Spire Midstream. We are committed to transforming our business through growing organically, investing in infrastructure, and driving continuous improvement. Learn more at SpireEnergy.com.

Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) and quarterly (Form 10-Q) filings with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “adjusted earnings,” “adjusted earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Adjusted earnings exclude from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended December 31,
	2025	2024
Operating Revenues	$762.2	$669.1
Operating Expenses:
Natural gas	312.7	270.0
Operation and maintenance	139.9	129.3
Depreciation and amortization	81.4	72.3
Taxes, other than income taxes	54.7	48.7
Total Operating Expenses	588.7	520.3
Operating Income	173.5	148.8
Interest Expense, Net	60.4	48.0
Other Income, Net	5.3	0.6
Income Before Income Taxes	118.4	101.4
Income Tax Expense	23.4	20.1
Net Income	95.0	81.3
Provision for preferred dividends	3.7	3.7
Income allocated to participating securities	0.1	0.1
Net Income Available to Common Shareholders	$91.2	$77.5

Weighted Average Number of Shares Outstanding:
Basic	59.0	57.7
Diluted	59.2	57.9

Basic Earnings Per Common Share	$1.55	$1.34
Diluted Earnings Per Common Share	$1.54	$1.34
Dividends Declared Per Common Share	$0.825	$0.785

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	December 31,	September 30,	December 31,
	2025	2025	2024
ASSETS
Utility Plant	$9,490.1	$9,333.9	$8,946.3
Less: Accumulated depreciation and amortization	2,628.2	2,577.4	2,570.3
Net Utility Plant	6,861.9	6,756.5	6,376.0
Non-utility Property	1,003.4	1,007.2	982.5
Other Investments	125.4	128.0	118.5
Total Other Property and Investments	1,128.8	1,135.2	1,101.0
Current Assets:
Cash and cash equivalents	4.1	5.7	11.5
Accounts receivable, net	596.3	315.8	517.2
Inventories	259.5	282.5	242.6
Other	178.6	203.7	216.7
Total Current Assets	1,038.5	807.7	988.0
Deferred Charges and Other Assets	2,852.7	2,875.9	2,810.8
Total Assets	$11,881.9	$11,575.3	$11,275.8

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0	$242.0
Common stock and paid-in capital	2,040.9	2,040.4	1,992.0
Retained earnings	1,127.7	1,087.6	1,050.5
Accumulated other comprehensive income	22.1	19.4	24.4
Total Shareholders' Equity	3,432.7	3,389.4	3,308.9
Temporary equity	5.9	6.1	8.4
Long-term debt (less current portion)	4,449.4	3,369.4	3,697.7
Total Capitalization	7,888.0	6,764.9	7,015.0
Current Liabilities:
Current portion of long-term debt	488.1	487.5	42.5
Notes payable	412.0	1,317.0	1,158.0
Accounts payable	309.5	248.3	292.3
Accrued liabilities and other	503.7	495.8	498.4
Total Current Liabilities	1,713.3	2,548.6	1,991.2
Deferred Credits and Other Liabilities:
Deferred income taxes	914.1	887.4	838.3
Pension and postretirement benefit costs	47.7	74.7	126.6
Asset retirement obligations	589.5	583.2	586.0
Regulatory liabilities	587.6	578.0	577.2
Other	141.7	138.5	141.5
Total Deferred Credits and Other Liabilities	2,280.6	2,261.8	2,269.6
Total Capitalization and Liabilities	$11,881.9	$11,575.3	$11,275.8

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Three Months Ended December 31,
	2025	2024
Operating Activities:
Net Income	$95.0	$81.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81.4	72.3
Deferred income taxes and investment tax credits	21.9	19.4
Changes in assets and liabilities	(120.3)	(94.0)
Other	3.0	2.1
Net cash provided by operating activities	81.0	81.1

Investing Activities:
Capital expenditures	(202.8)	(260.6)
Other	1.5	0.5
Net cash used in investing activities	(201.3)	(260.1)

Financing Activities:
Issuance of long-term debt	1,100.0	—
Repayment of long-term debt	(7.5)	(7.0)
(Repayment) issuance of short-term debt	(905.0)	211.0
Issuance of common stock	0.3	32.8
Dividends paid on common stock	(47.2)	(44.6)
Dividends paid on preferred stock	(3.7)	(3.7)
Other	(17.9)	(2.5)
Net cash provided by financing activities	119.0	186.0

Net (Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(1.3)	7.0
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	41.2	34.9
Cash, Cash Equivalents, and Restricted Cash at End of Period	$39.9	$41.9

Adjusted Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Midstream	Other	Total	Per Diluted Common Share (2)
Three Months Ended December 31, 2025
Net Income (Loss) [GAAP]	$103.9	$(2.4)	$12.7	$(19.2)	$95.0	$1.54
Adjustments, pre-tax:
Fair value and timing adjustments	—	9.2	—	—	9.2	0.16
Acquisition activities	—	—	—	8.5	8.5	0.14
Income tax effect of adjustments (1)	—	(2.3)	—	(2.0)	(4.3)	(0.07)
Adjusted Earnings (Loss) [Non-GAAP]	$103.9	$4.5	$12.7	$(12.7)	$108.4	$1.77

Three Months Ended December 31, 2024
Net Income (Loss) [GAAP]	$77.8	$2.4	$12.0	$(10.9)	$81.3	$1.34
Adjustments, pre-tax:
Fair value and timing adjustments	—	(0.3)	—	—	(0.3)	(0.01)
Income tax effect of adjustments (1)	—	0.1	—	—	0.1	0.01
Adjusted Earnings (Loss) [Non-GAAP]	$77.8	$2.2	$12.0	$(10.9)	$81.1	$1.34

(1) Income tax adjustments include amounts calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.

(2) Adjusted earnings per share is calculated by replacing consolidated net income with consolidated adjusted earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Midstream	Other	Elimi- nations	Consoli- dated
Three Months Ended December 31, 2025
Operating Income (Loss) [GAAP]	$161.6	$(3.9)	$21.4	$(5.6)	$—	$173.5
Operation and maintenance	119.7	4.0	9.8	11.0	(4.6)	139.9
Depreciation and amortization	74.8	0.1	6.3	0.2	—	81.4
Taxes, other than income taxes	54.0	—	0.7	—	—	54.7
Less: Gross receipts tax expense	(29.9)	—	—	—	—	(29.9)
Contribution Margin [Non-GAAP]	380.2	0.2	38.2	5.6	(4.6)	419.6
Natural gas costs	283.2	40.9	0.8	—	(12.2)	312.7
Gross receipts tax expense	29.9	—	—	—	—	29.9
Operating Revenues	$693.3	$41.1	$39.0	$5.6	$(16.8)	$762.2

Three Months Ended December 31, 2024
Operating Income [GAAP]	$127.8	$2.7	$17.3	$1.0	$—	$148.8
Operation and maintenance	115.0	4.0	11.0	3.6	(4.3)	129.3
Depreciation and amortization	68.1	0.4	3.7	0.1	—	72.3
Taxes, other than income taxes	48.0	(0.1)	0.8	—	—	48.7
Less: Gross receipts tax expense	(26.7)	(0.1)	—	—	—	(26.8)
Contribution Margin [Non-GAAP]	332.2	6.9	32.8	4.7	(4.3)	372.3
Natural gas costs	254.6	26.0	0.7	—	(11.3)	270.0
Gross receipts tax expense	26.7	0.1	—	—	—	26.8
Operating Revenues	$613.5	$33.0	$33.5	$4.7	$(15.6)	$669.1